EXHIBIT 99.1

Parkway Acquisition Corp. and Skyline National Bank
Announce Management Transition

Company Release – 11/5/2018

FLOYD, VA., November 5, 2018 /PRNewswire/ -- Parkway Acquisition Corp. ("Parkway") (OTCQX: PKKW), the parent company of Skyline National Bank ("Skyline"), today announced that J. Allan Funk, President and Chief Executive Officer of Parkway and Skyline, will retire following a transition period ending on December 31, 2018.  Concurrent with his retirement, Mr. Funk also will resign as a director of Parkway and Skyline.

Blake M. Edwards, Jr., currently Chief Financial Officer and Senior Executive Vice President of Parkway and Skyline, will assume the role of President and Chief Executive Officer of both organizations.  Mr. Edwards has served as Chief Financial Officer of Parkway and Skyline, as well as their predecessors since 1999.

"We thank Allan for his years of leadership and dedicated service to Skyline National Bank and to Grayson National Bank before it," said Thomas M. Jackson, Jr., Chairman of the Parkway and Skyline Board of Directors.  "Allan and Blake have worked side by side for the last 10 years to increase the earnings capacity of our bank through a number of strategic initiatives, including two mergers, which have seen the bank grow to nearly $700 million in assets.  Together they have built an excellent foundation for the continued success of our bank."

"This is an excellent time to transition leadership of the bank to Blake," said Mr. Funk.  "With the recent merger with Great State Bank now complete and our combined operations off to a successful start, Blake and team are poised to capitalize on the foundational work that we have been doing these last several years."

"Blake has served on the executive leadership team of Skyline National Bank and Grayson National Bank for nearly 20 years, and knows our business, our markets, and our customer base better than anyone," Mr. Jackson continued.  "Blake and Allan will continue to work together through the end of the year to ensure a smooth transition of leadership.  In addition, our North Carolina Regional President, Greg Edwards, has 38 years of commercial banking experience, including ten years as CEO of Great State Bank.  With Blake, Greg, and the rest of our senior officers, we have a strong, dedicated and capable management team in place to lead the next chapter in our bank's long history."

Mr. Edwards, age 53, is a native of Wythe County, a graduate of Radford University, and a US Army veteran.  He currently serves as Chairman of the Board of Twin County Regional Hospital, as President of the non-profit Blue Ridge Discovery Center, and as a member of the Virginia Banker's Association's Government Relations Committee. Edwards added, "I am very excited for the opportunity to work with my colleagues to continue our important mission of offering an unmatched customer experience and growing the reach of our bank. I am also happy for Allan to have the opportunity to enjoy some well-deserved time with his family."

About Parkway Acquisition Corp.

Parkway Acquisition Corp. is a bank holding company headquartered in Floyd, Virginia, and is the parent company for Skyline National Bank.  Skyline National Bank is a community bank, headquartered in Grayson County, Virginia. Skyline National Bank has 20 branches and 3 loan production offices, and provides a highly competitive suite of personal and business banking products and services to customers in southwestern Virginia and northwestern North Carolina.

Forward-looking statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. These include statements regarding future plans, strategies, results or expectations that are not historical facts, and are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. Parkway intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. These statements are based on certain assumptions, and Parkway's ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of Parkway include, but are not limited to disruptions to customer and employee relationships and business operations caused by the merger with Great State Bank; the ability to implement integration plans associated with the transaction, which integration may be more difficult, time-consuming or costly than expected; the ability to achieve the cost savings and synergies contemplated by the merger within the expected time frame, or at all; changes in local and national economies, or market conditions; changes in interest rates; regulations and accounting principles; changes in policies or guidelines; loan demand and asset quality, including values of real estate and other collateral; deposit flow; the impact of competition from traditional or new sources; and the other factors detailed in Parkway's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2017. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Parkway assumes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this report.

Contact: Blake Edwards, 276-773-2811

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